December 23, 2014

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of form 8-K dated December 19, 2014, of Stratex Oil & Gas Holdings, Inc. and are in agreement with the statements in the paragraphs within that Item as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained herein.

/s/ Mahoney Sabol & Company, LLP

Glastonbury, Connecticut